Exhibit 99.2

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$50,700	$27,080
Restricted cash and cash equivalents	225	225
Marketable securities	117,130	6,659
Accounts receivable	955	1,677
Inventories	2,921	4,002
Other current assets	9,771	1,824

Total current assets	181,702	41,467

Property and equipment, net	7,765	7,867
Goodwill	701	701
Other long-term assets	1,285	1,829

Total assets	$191,453	$51,864

Liabilities, mezzanine equity and stockholders’ deficit
Accounts payable	8,250	3,456
Accrued liabilities	7,667	3,182
Current portion of long-term debt, net	1,949	7,791
Other current liabilities	442	344

Total current liabilities	18,308	14,773

Long-term debt, net	26,877	1,555
Warrant liabilities	15,412	1,122
Other long-term liabilities	1,240	1,401

Total liabilities	$61,837	$18,851

Commitments and contingencies (Note 15)
Mezzanine equity
Series A preferred stock, $0.00001 par value; 7,537,269 shares authorized as of December 31, 2019 and September 30, 2020, 6,956,100 issued and outstanding as of December 31, 2019 and September 30, 2020.	244,743	244,743
Series X preferred stock, $0.00001 par value; 0 and 1,472,905 shares authorized as of December 31, 2019 and September 30, 2020 respectively, 0 and 1,251,971 issued and outstanding as of December 31, 2019 and September 30, 2020.	164,111	—
Stockholders’ deficit
Founders’ preferred stock, $0.00001 par value; 1,922,600 shares authorized as of December 31, 2019 and September 30, 2020, 1,922,600 shares issued and outstanding as of December 31, 2019 and September 30, 2020	—	—
Class A common stock, $0.00001 par value, 20,800,000 and 31,500,000 shares authorized as of December 31, 2019 and September 30, 2020, respectively, 10,244,043 shares issued and 9,880,277 and 9,763,078 outstanding as of December 31, 2019 and September 30, 2020, respectively	—	—
Class B common stock, $0.00001 par value, 0 and 7,711,738 shares authorized as of December 31, 2019 and September 30, 2020, respectively, 0 shares issued and outstanding as of December 31, 2019 and September 30, 2020	—	—
Additional paid-in capital	15,212	10,474
Accumulated other comprehensive loss	(20)	(1)
Treasury stock, at cost, 363,766 and 480,965 shares at December 31, 2019 and September 30, 2020, respectively	—	—
Accumulated deficit	(294,430)	(222,203)

Total stockholders’ deficit	(279,238)	(211,730)

Total liabilities, mezzanine equity and stockholders’ deficit	$191,453	$51,864

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Nine Month ended September 30,
	2020	2019
Net sales	$11,519	$6,803
Cost of sales	18,209	9,346

Gross loss	(6,690)	(2,543)

Selling and marketing expenses	5,407	3,305
General and administrative expenses	16,116	11,744
Research and development expenses	28,268	27,376

Operating loss	(56,481)	(44,968)
Interest income	162	265
Interest expense	(2,097)	(1,762)
Change in fair value of SAFE notes	—	(24,215)
Change in fair values of warrant liabilities	(12,562)	(164)
Loss on extinguishment of debt	(866)	(6,124)
Other income	10	234
Other expense	(393)	(40)

Loss before income taxes	(72,227)	(76,774)
Income taxes	—	—

Net loss	$(72,227)	$(76,774)

Net loss attributable to common stockholders, basic and diluted	$(8.25)	$(9.46)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	9,510,996	8,676,669

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In thousands)

(Unaudited)

	Nine Month ended September 30,
	2020	2019
Net loss	$(72,227)	$(76,774)
Other comprehensive loss, net of tax:
Changes in unrealized loss on marketable securities	(19)	—

Comprehensive loss	$(72,246)	$(76,774)

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share and per share data)

For the Nine months ended September 30, 2019

(Unaudited)

	Series A Convertible Preferred stock		Founders Preferred Stock		Common Stock		Treasury stock	Additional paid-in capital	Accumulated other comprehensive (loss)	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Amount
Balance as of December 31, 2018	—	$—	1,922,600	$—	9,855,336	$—	$	$2,818	$—	$(127,485)	$(124,667)
Issuance of restricted common stock	—	—	—	—	123,717	—	—	23	—	—	23
Share-based compensation	—	—	—	—	—	—	—	1,856	—	—	1,856
Repurchase of common stock (1)	—	—	—	—	—	—	—	—	—	—	—
Conversion of SAFE into preferred stock for cash, net of issuance costs of $3,775	5,053,022	169,951	—	—	—	—	—	—	—	—	—
Conversion of SAFE into common stock	—	—	—	—	264,990	—	—	4,925	—	—	4,925
Net loss	—	—	—	—	—	—	—	—	—	(76,774)	(76,774)
Conversion of debt into preferred stock	317,404	7,719	—	—	—	—	—	—	—	—	—
Issuance of Series A stock for cash, net of issuance costs of $1,592	1,585,674	67,073	—	—	—	—	—	—	—	—	—

Balance as of September 30, 2019	6,956,100	$244,743	1,922,600	$—	10,244,043	$—	$—	$9,622	$—	$(204,259)	$(194,637)

(1)	Amounts within common stock and treasury stock round to zero.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share and per share data)

For the Nine months ended September 30, 2020

(Unaudited)

	Series A Convertible Preferred stock		Series X Convertible Preferred stock		Founders Preferred Stock		Common Stock		Treasury stock	Additional paid-in capital	Accumulated other comprehensive (loss)	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount
Balance as of December 31, 2019	6,956,100	$244,743	—	—	1,922,600	—	10,244,043	$—	$—	$10,474	$(1)	$(222,203)	$(211,730)
Issuance of Series X stock for cash, net of issuance costs of $ 5,889	—	—	1,251,971	$164,111	—	—	—	—	—	—	—	—	—
Repurchase of common stock (1)	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of restricted common stock	—	—	—	—	—	—	—	—	—	—	—	—	—
Share-based compensation and Conversion to Common Stock	—	—	—	—	—	—	—	—	—	4,738	—	—	4,738
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	—	—	(19)	—	(19)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(72,227)	(72,227)

Balance as of September 30, 2020	6,956,100	$244,743	1,251,971	$164,111	1,922,600	$—	10,244,043	$—	$—	$15,212	$(20)	$(294,430)	$(279,238)

(1)	Amounts within common stock and treasury stock round to zero.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine month ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(72,227)	$(76,774)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,929	1,712
Change in fair value of warrants and SAFE liabilities	12,562	24,379
Write-down of inventories	4,393	64
Loss on disposal of property and equipment	30	37
Loss on extinguishment of debt	866	6,124
Share-based compensation	4,710	1,856
Loss on write off of property and equipment	359	—
Changes in operating assets and liabilities:
Accounts receivable	723	(74)
Inventories	(3,206)	(1,880)
Other current assets	(3,571)	(1,072)
Other long-term assets	544	(13)
Accounts payable	2,462	(1,154)
Accrued liabilities	2,606	1,383
Other current liabilities	279	142
Other long-term liabilities	(190)	(127)

Net cash used in operating activities	(47,731)	(45,398)

Cash flows from investing activities:
Purchase of marketable securities	(123,403)	—
Proceeds from maturities of marketable securities	8,465	—
Proceeds from sale of marketable securities	4,448	—
Purchase of property and equipment	(1,981)	(1,122)
Proceeds from disposal of property and equipment	18	368

Net cash used in investing activities	(112,453)	(754)

Cash flows from financing activities:
Settlement of SAFE notes	—	(5,609)
Principal payments on financing obligations	(11,206)	(6,968)
Proceeds from the issuance of debt	31,910	—
Proceeds from issuance of SAFE notes	—	37,377
Principal payments on capital leases	(159)	(64)
Proceeds from issuance of Series A Convertible Preferred stock	—	68,666
Proceeds from issuance of Series X Convertible Preferred stock	170,000	—
Proceeds from issuance of restricted common stock	—	61
Financing costs paid for debt	(361)	(5,367)
Issuance cost paid for Series X Preferred stock	(5,662)	—
Payment made for merger related expense	(707)	—
Repurchase of Common Stock	(11)	(11)

Net cash provided by financing activities	183,804	88,085

Net increase in cash and cash equivalents and restricted cash and cash equivalents	23,620	41,933
Beginning cash and cash equivalents and restricted cash and cash equivalents	27,305	9,827

Ending cash and cash equivalents and restricted cash and cash equivalents	50,925	51,760

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,013	$1,652
Supplemental disclosures of noncash investing and financing activities
Conversion of Bridge Note to Series A Convertible Preferred stock	—	7,719
Conversion of SAFE notes into common stock	—	4,925
Conversion of SAFE notes into Series A Convertible Preferred stock	—	173,726
Assets acquired on capital leases	43	430
Purchases of property and equipment recorded in accounts payable and accrued liabilities	313	79
Merger related expense recorded in accounts payable and accrued liabilities	3,669	—
Issuance cost for Series X preferred stock recorded in accounts payable	227	—

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Luminar Technologies, Inc. (the “Company”) is a developer of advanced sensor technologies for the autonomous vehicle industry, encompassing the latest in Laser Imaging, Detection and Ranging (lidar) technology. The Company’s Other Component Sales business unit develops ultra-sensitive pixel-based sensors and designs, tests and provides consulting services for non-standard integrated circuits that are essential for systems to meet the requirement of customers.

The Company was incorporated in Delaware on March 31, 2015 and has research and manufacturing facilities located in Palo Alto, California as well as Orlando, Florida, which is the Company’s headquarters.

Gores Metropoulos, Inc. Merger

On August 24, 2020, Gores Metropoulos, Inc. (“Gores”) (NASDAQ:GMHI), a special purpose acquisition company sponsored by Gores Metropoulos Sponsor, LLC, announced that it had entered into a definitive agreement for a business combination (“merger”) that would result in the Company becoming a wholly owned subsidiary of Gores. The merger was completed on December 2, 2020 and effective that date the Company comprised all of Gores’ material operations.

As of September, 30 2020, the Company has incurred $6.1 million of merger related expenses of which $4.4 million have been capitalized. The capitalized costs have been recorded in balance sheet in other current assets. Out of the aggregate $4.4 million merger related costs, $707,000 has been paid with the remaining $3.7 million of which $2.1 million is recorded within accounts payable and $1.6 million is recorded within accrued liabilities.

Basis of Presentation

The accompanying condensed consolidated financial statements include Luminar Technologies, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. These condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 2019 and 2018. The condensed consolidated balance sheet as of December 31, 2019, included herein, was derived from the audited financial statements of Luminar Technologies, Inc. as of that date.

The unaudited condensed consolidated interim financial statements, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position as of September 30, 2020, our results of operations, comprehensive loss and shareholders’ deficit for the nine month periods ended September 30, 2020 and 2019, and our cash flows for the nine month periods ended September 30, 2020 and 2019. The results of the nine month periods ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any interim period or for any other future year.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult because of the potential differences in accounting standards used.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Liquidity

Since the date of incorporation, the Company has devoted its efforts to business planning, R&D, recruiting of management and technical staff, acquiring operating assets, and raising capital.

The Company has incurred operating losses and negative operating cash flows since inception. The Company has a limited history of operations and its prospects are subject to risks, expenses, and uncertainties frequently encountered by early stage companies. These risks include, but are not limited to, the uncertainty of successfully developing its products, availability of additional financing, and the uncertainty of achieving future profitability.

On August 24, 2020, the Company closed a private placement with both new investors and existing stockholders consisting of the sale of 1,251,971 shares of the Company’s Series X Preferred Stock, at a price of $135.8 per share for gross proceeds of approximately $170 million and net proceeds of approximately $164.3 million. The terms of the Series X Preferred Stock financing allow the Company to issue additional shares up to an aggregate value of approximately $30 million for which incremental transaction costs may be incurred. Management expects to use the proceeds from the private placement to continue its research efforts and to finance the ongoing operations of the Company. The Company’s ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

In December 2019, a novel strain of coronavirus (“COVID-19”) began to impact the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply-chain disruption, as well as broad-based changes in supply and demand. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

business disruptions, and related financial impact, cannot be estimated at this time. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include inventory reserves, warranty reserves, valuation allowance for deferred tax assets, valuation of Simple Agreements for Future Equity (the “SAFE”), valuation of warrants, Bridge Notes, promissory note and stock-based compensation including the fair value of the Company’s common stock, useful lives of property and equipment and intangible assets, and other loss contingencies. The Company bases its estimates on historical experience and on assumptions that it believes are reasonable. Due to the inherent uncertainty involved in making assumptions and estimates, changes in circumstances, including those arising from the impacts of the COVID-19 pandemic, could result in actual results differing from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

Product Warranties

The Company typically provides a one-year warranty on its products. Estimated future warranty costs are accrued and charged to cost of sales in the period that the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Revenue from sales-type leases

A portion of the Company’s sales are made through multi-year lease agreements with customers. When these arrangements are considered sales-type leases, upon delivery of leased products to customers, the Company recognizes revenue for such products in an amount equal to the net present value of the minimum lease payments. Unearned income is recognized as part of product revenue and is immaterial for the nine months ended September 30, 2020.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2016-02, Leases (ASC 842), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of ASU 2016-02 is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments. The right-of-use asset will be based on the liability. For income statement purposes, ASU 2016-02 requires leases to be classified as either operating or finance. Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern. ASU 2016-02 is effective for the Company beginning January 1, 2021. The Company plans to adopt ASC 842 using the modified retrospective approach and as a result will not restate prior periods. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements. Based on our current lease portfolio, we preliminarily expect ASC 842 to have a material impact on our condensed consolidated balance sheets primarily

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

related to the recognition of operating lease assets and liabilities. We do not expect the new standard to have a material impact on the Company’s consolidated statement of comprehensive income. As the impact of this standard is noncash in nature, we do not anticipate its adoption having an impact on the Company’s consolidated statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (ASC 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (ASC 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (ASC 815-40). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU 2020-06 is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in GAAP. This ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements.

Recently Adopted Accounting Guidance

In 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASC 606) (“New Revenue Standard”). The New Revenue Standard requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the New Revenue Standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the New Revenue Standard effective January 1, 2019 using the modified retrospective method and the cumulative effect was immaterial to the consolidated financial statements. The Company has elected to apply the transition method to contracts that are not completed as of January 1, 2019 (“open contracts”). See Note 2, Revenue, for additional information related to the adoption of ASC 606. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (ASC 230), Restricted Cash, which requires the statement of cash flows to explain the change in cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts described as restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts in the statement of cash flows. This update was effective in fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company adopted this ASU on January 1, 2019 including the changes in restricted cash equivalents in operating activities in the Condensed Consolidated Statements of Cash Flows.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (ASC 350), Simplifying the Test for Goodwill Impairment. The standard simplifies the subsequent measurement of goodwill by eliminating step two from the goodwill impairment test. Instead, goodwill impairment is measured as the difference between the fair value and the carrying value of the reporting unit. The standard also clarifies the treatment of the income tax effect of tax-deductible goodwill when measuring goodwill impairment loss. The Company early adopted this amendment on January 1, 2017, which did not have a material impact on its consolidated financial statements and its goodwill impairment measurement.

Note 2. Revenue

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by geographic region based on the primary location where the customer is situated, by segment and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above were as follows (in thousands):

	Nine months ended September 30,
	2020		2019
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by primary geographical market:
North America	$3,198	28%	$5,606	82%
Asia Pacific	720	6%	433	6%
Europe, Middle East, and Asia	7,601	66%	764	12%

Total	$11,519	100%	$6,803	100%

Revenue by timing of recognition:
Revenue recognized at a point in time	$2,076	18%	$4,373	64%
Revenue recognized over time	9,443	82%	2,430	36%

Total	$11,519	100%	$6,803	100%
Revenue by segment:
Autonomy Solutions	$9,587	83%	$4,373	64%
Other Component Sales	1,932	17%	2,430	36%

Total	$11,519	100%	$6,803	100%

Remaining performance obligations

Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. As of September 30, 2020, approximately $9.9 million of revenue is expected to be recognized from remaining performance obligations of which $4.9 million is expected to be recognized over the next 12 months.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Contract assets and liabilities

Contract assets primarily represent revenues recognized for performance obligations that have been satisfied but for which amounts have not been billed. Contract assets as of September 30, 2020 and December 31, 2019 were $2.7 million and $0 respectively. Contract liabilities consist of deferred revenue and customer advanced payments. Deferred revenue includes billings in excess of revenue recognized related to product sales, and other services revenue and is recognized as revenue when the Company performs under the contract. Customer advanced payments represent required customer payments in advance of product shipments according to customer’s payment term. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. The opening and closing balances of our contract liabilities were as follows (in thousands):

	As of
	September 30, 2020	December 31, 2019
Contract liabilities, current	$956	$225
Contract liabilities, non-current	—	—

Total contract liabilities	$956	$225

The significant changes in contract liabilities balances consisted of the following (in thousands):

	As of September 30,
	2020	2019
Beginning balance	$225	$—
Revenue recognized that was included in the contract liabilities beginning balance	(225)	—
Increase due to cash received and not recognized as revenue and billings in excess of revenue recognized during the period	956	2,596

Ending balance	$956	$2,596

Note 3. Inventories

Inventory, net of write-downs, consisted of the following (in thousands):

	As of
	September 30, 2020	December 31, 2019
Raw materials	$95	$1,998
Work-in-process	331	1,376
Finished goods	2,495	628

Total inventory, net of allowance	$2,921	$4,002

The Company recorded inventory write-downs of $4.4 million and $64,000 for the nine months ended September 30, 2020 and 2019, respectively.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 4. Goodwill

The carrying amount of goodwill allocated to the Company’s reportable segments was as follows (in thousands):

	Autonomy Solutions	Other Component Sales	Total
Balance as of December 31, 2019	$687	$14	$701
Balance as of September 30, 2020	$687	$14	$701

The Company did not record any impairment charge related to goodwill for the nine months ended September 30, 2019 and September 30, 2020, respectively.

Note 5. Simple Agreements for Future Equity (SAFE)

Between April 2016 and May 2019, the Company issued SAFEs that allow the investors to participate in future equity financings through a share-settled redemption of the amount invested (such notional being the “invested amount”). Alternatively, upon the occurrence of a change of control or an initial public offering (other than a qualified financing), the investors shall have the option to receive either (i) cash payment equal to the invested amount under such SAFE, or (ii) a number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE.

The Company issued two types of SAFEs, that each contain the change of control and initial public offering settlement alternatives described above, but settle differently upon a next round financing as follows:

(a) SAFEs that allow the investors to participate in future equity financings through share-settled redemption at a discounted price to the price paid by other investors. That is, upon a future equity financing involving preferred shares, the SAFE settles into a number of preferred shares equal to the invested amount of the SAFE divided by a percentage of the discounted price investors pay to purchase preferred shares in the financing, with such discounted price calculated as a percentage of the price investors pay to purchase preferred shares in the financing or by reference to a valuation ceiling and

(b) SAFEs that, instead of allowing the holder to receive a number of shares at a discounted settlement price, accrue noncash paid-in-kind interest at 18% per annum of the invested amount of the SAFE. Upon a future equity financing, the SAFE settles into a number of preferred shares equal to the invested amount of the SAFE divided by the price for which cash investors paid to purchase the preferred shares in the financing.

The Company determined that the SAFEs are not legal form debt (i.e., no creditors’ rights). The SAFEs include a provision allowing for cash redemption upon the occurrence of a change of control, the occurrence of which is outside the control of the Company. Therefore, the SAFEs are classified as marked-to-market liabilities pursuant to ASC 480.

On June 24, 2019 in connection with the sale of the Preferred Stock, the SAFEs were settled in 5,053,022 shares of Preferred Stock and 264,990 shares of common stock, and thus there were no SAFEs issued and outstanding as of September 30, 2020 or December 31, 2019. The SAFEs were marked to fair value as of the settlement date, resulting in a change in fair value reported as a loss of $24.2 million for the period ended September 30, 2019, and derecognized at their final carrying amounts equal to the fair value of the issued preferred and common shares. One SAFE note was settled in cash in the amount of $5.6 million. The loss on conversion of the SAFE settled in cash was $79,000.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6. Debt

Senior Secured Notes

In August 2017, the Company issued a Senior Secured Promissory Note with an aggregate principal of $15 million and final maturity date of September 18, 2020 (the “2017 Note”). The 2017 Note bore interest at 12.50% per annum, with an effective interest rate of 15.68% due to upfront fees of $382,000 and allocated proceeds to warrants of $480,000. Principal and interest are paid according to a schedule of 28 monthly installments beginning June 18, 2018 until final maturity.

On December 18, 2018, the Company entered into the First Amendment to Senior Secured Promissory Note with the lenders which provided for an incremental advance, an aggregate principal amount of $3 million (the “2018 Note” and together with the 2017 Note, the “Notes”). The 2018 Note accrued interest at 12.50% per annum, with an effective interest rate of 15.58% due to upfront fees of $108,000 and allocated proceeds to warrants of $46,000. Principal and interest are paid pursuant to a schedule of 27 monthly installment payments with a final maturity date on December 18, 2021. The Notes permit prepayment with an interest make-whole premium. The Notes included standard non-financial covenants and were secured by a first priority perfected security interest in all of the Company’s assets. The Company was required to maintain liquidity of at least $2 million. As of December 31, 2019, the Company was not in default on any covenants.

In connection with the issuance of the Notes, the Company issued Warrants (see Note 7: Warrants). Proceeds were allocated to the Warrants at their full fair value, with the residual allocated to the Notes. From January 1, 2019 through September 30, 2019, $253,000 of non-cash interest was amortized. From January 1, 2020 until settled in the debt refinancing described below, $55,000 of non-cash interest was amortized on the Notes.

On March 31, 2020, the Company entered into a debt refinancing to refinance the Notes. The $3.6 million principal of the 2017 Note and $2.4 million principal of the 2018 Note were repaid with a portion of the proceeds from the new Senior Secured Promissory Note (“New Notes”), which provided for $20 million of initial advance, drawn in an amount of $17 million on April 8, 2020 and $3 million on May 26, 2020, and a second advance of $5 million upon a minimum equity investment of $25 million or $10 million upon a minimum equity investment of $30 million prior to September 30, 2020. The remaining $10 million of New Notes were issued on June 6, 2020. The New Notes bear interest at 12.5% and mature 48 months after the initial funding date, with 32 equal monthly installments commencing on the 16th monthly payment date. The New Notes contain the same covenants as the 2017 Note and 2018 Note and the Company must maintain liquidity of at least $5 million. The Company was not in default on any covenants as of December 31, 2019 or September 30, 2020.

Upon issuing the New Notes, the Company paid the lenders a non-refundable fee equal to 1.5% of the amount of each advance and a warrant for a number of Series A Convertible Preferred shares equal to 10% of the principal amount of each advance divided by the exercise price of $43.3039. The redemption of the 2017 Note and the 2018 Note was an extinguishment, resulting in an extinguishment loss of $866,000, comprised of $86,000 in unamortized financing costs and discount on the 2017 Note and the 2018 Note, $255,000 of lender fee, and $525,000 of fair value of the newly issued Warrants. Third party financing costs of $361,000 and $1.2 million of fair value of newly issued Warrants were deferred as discount on the New Notes and $235,000 was amortized as non-cash interest expense through September 30, 2020.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes the outstanding balances recorded for the Notes as of September 30, 2020 and December 31, 2019 (in thousands):

	As of
	September 30, 2020	December 31, 2019
2017 Notes Principal Outstanding	$—	$5,304
Unamortized discount (2017 Notes)	—	(56)
2018 Notes	—	2,707
Unamortized discount (2018 Notes)	—	(81)
New Notes	30,000	—
Unamortized discount (New Notes)	(1,329)	—

Net carrying amount	28,671	7,874
Less: current portion	1,897	6,459

Non-current portion	$26,774	$1,415

Equipment Loan

On July 31, 2017, the Company entered into an Equipment and Loan Agreement (“the agreement”) for total committed amount of $4 million for the purpose of acquiring equipment. On March 29, 2018, the commitment amount was increased by $1.4 million to a total of $5.4 million. Under the agreement the Company issued three promissory notes totaling $3.2 million in the period starting from July 31, 2017 through December 15, 2017 and three promissory notes totaling $2.2 million in the period starting from March 29, 2018 to October 16, 2018. The promissory notes bear interest at 10.35% per annum with effective rate of interest ranging from 10.37% to 13.96%. The interest only period ended on June 30, 2018 and principal and interest were paid based on the monthly schedule until final maturity on July 1, 2020.

The following table summarizes the outstanding balances recorded for the Notes as of December 31, 2019 (in thousands):

As of December 31, 2019
Notes Principal outstanding	$1,290
Unamortized discount	(9)

Net carrying amount	1,281
Less: current portion	1,281

Non-current portion	$—

Paycheck Protection Program Note

On April 22, 2020 (the “Origination Date”), the Company received $7.8 million in aggregate loan proceeds (the “PPP Loan”) from Silicon Valley Bank (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. Payments of principal and interest were deferred for the first six months following the Origination Date, and the Loan was maturing in two years after the Origination Date. Following the deferral period, the Company was required to make payments of principal and interest accrued under the Loan in monthly installments based upon an amortization schedule to be determined by the Lender based on the principal balance of the Loan outstanding following the deferral period and taking into consideration any portion of the Loan that may be forgiven prior to that time. The loan bore interest at 1%. The Company repaid the loan in full on August 20, 2020 for $7.84 million comprised of $7.82 million of principal and accrued interest of $26,000.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Bridge Note

In August 2015, the Company entered into a Convertible Promissory Note (the “Bridge Note”) with an investor (the “Investor”) with a principal amount of $1.5 million and an interest rate of 3.00% per annum. The Bridge Note had an original maturity date of August 11, 2016, however the Company and Investors agreed to allow the Bridge Note to remain outstanding after maturity. On February 21, 2019, the Company and the Investor entered into an amendment to the Bridge Note (the “Amended Bridge Note”), which revised the Bridge Note’s settlement provisions.

In June 2019, the Company and the Investor agreed to settle the Amended Bridge Note into Series A-11 Preferred Stock at a price equal to (i) $58 million divided by (ii) the Company’s fully diluted share count. The settlement of the Amended Bridge Note was accounted for as an extinguishment of debt, wherein the carrying amount of the Bridge Note was derecognized and the fair value of the Series A-11 Preferred Stock issued was recorded in equity. The difference between the carrying amount of the Note and the fair value of the Preferred Stock was recorded as a loss on extinguishment of $6.0 million.

Others

Vehicle loan

In October 2017, the Company entered into a vehicle loan agreement with an aggregate principal of $73,000 (the “Vehicle loan”). The loan bears interest at 5.99 % per annum and has a final maturity date of November 10, 2022. Principal and interest are paid according to a schedule of 60 monthly installments beginning December 10, 2017 until final maturity.

Additional Equipment Loan

The Company also entered into an equipment loan agreement for subsidiary with an aggregate principal of $182,000 (the “Additional Equipment Loan”) in December 2018. The loan carries an interest of 5.89% per annum maturing on November 14, 2023. Principal and interest are paid according to a schedule of 60 monthly installments beginning November 14, 2018 until final maturity.

The following table summarizes the outstanding balances recorded for other long-term debt as of September 30, 2020 and December 31, 2019 (in thousands):

	As of
	September 30, 2020	December 31, 2019
Vehicle Loan	$35	$45
Additional Equipment Loan	121	146

Total	156	191
Less: current portion	52	51

Non-current portion	$104	$140

Note 7. Warrants

In connection with the issuance of the 2017 Note, the Company issued a warrant (the “2017 Warrant”). The 2017 Warrant allows the holder to purchase a number of shares in a future round of preferred stock financing equal to 10% of the principal advances under the 2017 Note, divided by 70% of the price per share paid for the equity

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

securities issued in the financing. In the event that a financing does not occur within two years from issuance, the 2017 Warrant becomes exercisable for a SAFE with an invested amount equal to 10% of the advances under the 2017 Note. However, upon the issuance of Series A Convertible Preferred Stock in June 2019, the underlying shares were determined to be Series A Convertible Preferred Stock. Upon issuance of the 2018 Note, the Company amended the 2017 Warrant to provide additional warrant coverage for advances issued under the 2018 Note (the “2018 Warrant”). Upon the issuance of New Notes in April through September of 2020, 10% warrant coverage resulted in the issuance of additional warrants to purchase Series A Convertible Preferred Stock (the “2020 Warrants”).

The Company determined the Warrants should be classified as liabilities because the holder of the Warrants will be entitled to settle the Warrants for SAFE instruments if the Company does not consummate a qualified financing within two years of the issuance date of the Warrants, and following the issuance of Series A Convertible Preferred stock, the underlying shares are redeemable outside the Company’s control through deemed liquidation provisions. The Warrants were recorded at fair value with subsequent changes in fair value reflected in earnings. The change in fair value resulted in an expense of $12.6 million and $164,000 for the nine months ended September 30, 2020 and September 30, 2019, respectively.

The Company determined the following fair values for the outstanding Warrants:

	As of
	September 30, 2020	December 31, 2019
2017 Warrant	$7,413	$1,035
2018 Warrant	853	87
2020 Warrants	7,146	—

Total	$15,412	$1,122

Note 8. Convertible Preferred Stock

Preferred Stock

Series A

On June 24, 2019, the Company amended and restated its Certificate of Incorporation (“Certificate”), which authorized the issuance of up to 7,537,269 shares of Series A Preferred Stock with a par value of $0.00001. On June 24, 2019, the Company entered into a Series A Convertible Preferred Stock Purchase Agreement to issue Preferred Stock to investors for cash and in settlement of outstanding SAFEs and Amended Bridge Note.

Series X

On August 24, 2020, the Company entered into the Series X Preferred Stock Purchase Agreement to offer shares of the Company’s Series X Preferred Stock. In August and September of 2020, the Company issued 1,251,971 Preferred Stock for cash at a purchase price of $135.79 per share of Preferred Stock, which generated gross proceeds of approximately $170 million. Accordingly, the Company amended and restated its certificate of incorporation (“Certificate”), which authorized the issuance of up to 1,472,905 shares of Series X Preferred Stock with a par value of $0.00001.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The original issue price and the liquidation value, as of September 30, 2020 and December 31, 2019, of each class of Preferred Stock is as follows:

	As of September 30, 2020			As of December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Per share Liquidation Preference	Shares Authorized	Shares Issued and Outstanding	Per share Liquidation Preference
Series A	2,228,361	1,660,839	$43.30	2,228,361	1,660,839	$43.30
Series A-1	163,306	163,306	15.31	163,306	163,306	15.31
Series A-2	1,322,780	1,322,780	15.12	1,322,780	1,322,780	15.12
Series A-3	223,548	223,548	17.89	223,548	223,548	17.89
Series A-4	49,827	49,827	20.07	49,827	49,827	20.07
Series A-5	137,715	124,068	20.15	137,715	124,068	20.15
Series A-6	247,420	247,420	30.31	247,420	247,420	30.31
Series A-7	1,459,656	1,459,656	34.64	1,459,656	1,459,656	34.64
Series A-8	385,777	385,777	36.81	385,777	385,777	36.81
Series A-9	748,674	748,674	38.97	748,674	748,674	38.97
Series A-10	252,801	252,801	41.14	252,801	252,801	41.14
Series A-11	317,404	317,404	5.27	317,404	317,404	5.27
Series X	1,472,905	1,251,971	135.79	—	—	—

Dividends

Holders of both Series A and Series X Preferred Stock receive non-cumulative dividends at a rate per annum equal to 6% of the applicable original issue price, if and when declared by the Company’s Board of Directors. Preferred Stockholders receive dividends prior to and in preference to any dividends on Common Stockholders. No dividends have been declared or paid as of September 30, 2020 and December 31, 2019.

Liquidation

Holders of both Series A and Series X Preferred Stock are entitled to receive a liquidation preference prior to any distribution to holders of common stock. Upon the occurrence of a liquidation transaction, preferred stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of preferred stock would receive a greater amount of consideration had the preferred stock been converted immediately prior to such transaction, the preferred stock shall be deemed to be converted for purposes of the redemption.

Each of the Series A and Series X Preferred Stock are conditionally puttable by the holders upon “deemed liquidation events,” which includes a merger, consolidation, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the preferred stock is classified outside of permanent (i.e., temporary equity). The preferred stock is not being accreted to its liquidation preference, as it is not probable that the preferred stock will become redeemable as of September 30, 2020 and December 31, 2019. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable. The convertible preferred stock is subject to standard protective provisions, none of which provide creditor rights.

Conversion

Both Series A and Series X Preferred Stock are convertible at any time, at the option of the holder, into common stock at a conversion rate of 1 to 1 initially, subject to adjustments.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The applicable conversion prices of each series of preferred stock as of September 30, 2020 and December 31, 2019 are as follows;

Effective Conversion Price
Series A	$43.30
Series A-1	15.31
Series A-2	15.12
Series A-3	17.89
Series A-4	20.07
Series A-5	20.15
Series A-6	30.31
Series A-7	34.64
Series A-8	36.81
Series A-9	38.97
Series A-10	41.14
Series A-11	24.30
Series X	135.79

Additionally, all outstanding shares of the preferred stock shall automatically be converted into shares of underlying common stock upon the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $64.96 per share and which results in aggregate cash proceeds to the Company of not less than $100 million, net of underwriting discounts and commissions (a “Qualified IPO”).

Voting Rights

Holders of preferred stock are entitled to the same voting rights as the common stockholders and to notice of stockholders’ meeting. The holders of common stock and preferred stock shall vote together as a single class (on an as-converted basis) on all matters. Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted.

Beneficial Conversion Features (“BCFs”)

The Company assessed whether BCFs exist for the optional conversion rights that do not require bifurcation as derivatives. If the conversion option is in-the-money as of the commitment date, the preferred stock contains a BCF. The BCF is recognized as a deemed dividend against the carrying amount of the preferred stock. Additionally, the Company continues to monitor for the issuance of additional shares below the conversion price, which could result in a contingent BCF.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes the calculation of the BCF as of the commitment dates of the preferred stock, which continues to be presented in additional paid in capital as of September 30, 2020 and December 31, 2019:

Commitment Date	Series	Type of Consideration received (cash or settlement of other instruments)	Effective Conversion Price	Fair value of the Common Stock	Number of Shares Issuable upon Conversion	BCF
6/24/2019	A	Cash	$43.30	$18.59	648,069	$—
6/24/2019	A	Settlement of SAFEs	43.30	18.59	75,165	—
6/24/2019	A-1	Settlement of SAFEs	15.31	18.59	163,306	536,000
6/24/2019	A-2	Settlement of SAFEs	15.12	18.59	1,322,780	4,590,000
6/24/2019	A-3	Settlement of SAFEs	17.89	18.59	223,548	156,000
6/24/2019	A-4	Settlement of SAFEs	20.07	18.59	49,827	—
6/24/2019	A-5	Settlement of SAFEs	20.15	18.59	124,068	—
6/24/2019	A-6	Settlement of SAFEs	30.31	18.59	247,420	—
6/24/2019	A-7	Settlement of SAFEs	34.64	18.59	1,459,656	—
6/24/2019	A-8	Settlement of SAFEs	36.81	18.59	385,777	—
6/24/2019	A-9	Settlement of SAFEs	38.97	18.59	748,674	—
6/24/2019	A-10	Settlement of SAFEs	41.14	18.59	252,801	—
6/24/2019	A-11	Settlement of Note	24.30	18.59	317,404	—
6/26/2019	A	Cash	43.30	18.59	692,778	—
7/15/2019	A	Cash	43.30	18.59	11,546	—
8/24/2020 to 9/22/2020	X	Cash	135.79	140.78	1,251,971	6,247,000

		Total				$11,529,000

The Company recorded a total BCF of $5.28 million and $6.25 million from the issuance of preferred stock during the nine months ended September 30, 2019 and 2020, respectively. Because the preferred stock is convertible at any time pursuant to the optional conversion feature, the Company recognized a dividend equal to the BCF at the applicable commitment date. As the Company had an accumulated deficit as of the end of all periods presented, the BCF resulted in an increase and decrease in additional paid-in capital by the same amount.

Furthermore, the preferred stock contains a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration. As such, if this provision is triggered, it could result in the conversion option becoming more beneficial if such adjustment causes the applicable conversion price to decline below the commitment date fair value of the Company’s common stock. If this occurs, a contingent BCF will be recognized at the date of such adjustment.

Note 9. Stockholder’s Deficit

Common Stock

As of December 31, 2019, the Company had 20,800,000 shares of Common Stock authorized and 9,880,277 shares outstanding.

In connection with the issuance of Series X preferred equity shares, the Company filed an amended and restated charter in Delaware by which all of the Company’s existing Common Stock was reclassified into Class A Common Stock (still with one vote per share), and a new class of common stock, the Class B Common Stock, was authorized with ten votes per share.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Pursuant to a share exchange agreement (the “Exchange Agreement”) entered in August 2020, immediately prior to the closing of the merger, the Company will exchange all of the Founder’s Class A Common Stock for Class B Common Stock. No Class B Common Stock will be issued other than pursuant to this exchange.

As of September 30, 2020, the Company had 31,500,000 Class A and 7,711,738 Class B Common Stock authorized, respectively, and 9,763,078, shares of Class A and 0 shares of Class B Common Stock outstanding, respectively.

In the event of liquidation, dissolution, distribution of assets, or winding up of the Company, the holders have equal rights to receive all the assets of the Company, after the rights of the holders of the preferred stock, if any, have been satisfied.

Founders Preferred Stock

1,922,600 shares of founders preferred stock were issued in 2015. The compensation expense associated with the founders preferred stock is immaterial to the financial statements. The founders preferred stock is substantively the same as common stock, as they share identical rights and features. The founders preferred stock can be converted into Common Stock on a one-to-one basis at any time. The founders preferred stock is presented as a component of the Company’s permanent equity.

Note 10. Fair Value Measurements

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

Fair Value Measured as of September 30, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Commercial papers	$—	$61,594	$—	$61,594
Corporate debt securities	—	41,980	—	41,980
Treasury bills	4,098	—	—	4,098
Agency securities	—	1,999	—	1,999
Asset backed securities	—	5,190	1,250	6,440
Foreign corporate debt	—	1,019	—	1,019

Total fair value	$4,098	$111,782	$1,250	$117,130

Liabilities:
2017 Warrant	$—	$—	$7,413	$7,413
2018 Warrant	—	—	853	853
2020 Warrants	—	—	7,146	7,146

Total fair value	$—	$—	$15,412	$15,412

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Fair Value Measured (in thousands) as of December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Commercial papers	$—	$3,212	—	$3,212
Corporate debt	—	2,698	—	2,698
Treasury bills	749	—	—	749

Total fair value	$749	$5,910	$—	$6,659

Liabilities:
2017 Warrant	$—	$—	$1,035	$1,035
2018 Warrant	—	—	87	87

Total fair value	$—	$—	$1,122	$1,122

The Bridge Notes included a change of control redemption feature that required bifurcation and separate accounting as a derivative. However, as the triggering change of control had a low probability of occurring, the fair value of the derivative was determined to be de minimis.

The Company measures the 2017 Warrant, 2018 Warrant, and SAFE liabilities at fair value based on significant inputs not observable in the market, which cause them to be classified as Level 3 measurements within the fair value hierarchy. The valuation of the 2017 Warrant and 2018 Warrant uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the 2017 Warrant and the 2018 Warrant related to updated assumptions and estimates are recognized within the condensed consolidated statements of operations.

Level 3 Disclosures

Our Level 3 asset as of September 30, 2020 was a single Asset Backed Security that was offered and purchased on September 29, 2020. The Company has utilized the purchase price as the estimated fair value of the security as of September 30, 2020.

The 2017 and 2018 Warrants outstanding on December 31, 2019 were valued using an option pricing method (“OPM”), which employed an assumed total equity valuation of $640 million, an option term of three years, volatility of 49.6% and a risk-free rate of 1.62%. Total equity value was estimated using a discounted cash flow analysis employing a long-term income forecast and a discount rate of 35%, giving consideration to additional risk in the Company’s forecast relative to the prior valuation.

The 2017, 2018, and 2020 Warrants outstanding on September 30, 2020 were valued using an OPM model, assuming the Company has an IPO by November 15, 2020 and no IPO scenario with 95% and 5% weightage being assigned to the value derived in the IPO and no IPO scenario, respectively. The IPO scenario employed assumed total equity valuation of $3.3 billion, an option term of 0.125 years, volatility of 76.2% and a risk-free rate of 0.08%. The no IPO scenario assumed total equity valuation of $1.9 billion, an option term of 2.125 years, volatility of 72.1% and a risk-free rate of 0.13%. Total equity value was estimated using a discounted cash flow analysis employing a long-term income forecast and a discount rate of 35%.

The fair value is classified as Level 3 in the fair value hierarchy due to the significant management judgment required for the assumptions underlying the calculation of value.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents changes in Level 3 liabilities measured at fair value for the nine months ended September 30, 2020 and September 30, 2019 (in thousands):

For the nine months ended September 30, 2020
	2017 Warrant	2018 Warrant	2020 Warrants
Balance-beginning of period	$1,035	$87	$—
Additions	—	—	1,728
Exercise or conversion	—	—	—
Measurement adjustments	6,378	766	5,418

Balance-end of period	$7,413	$853	$7,146

For the nine months ended September 30, 2019
	SAFEs	2017 Warrants	2018 Warrants
Balance-beginning of period	$122,588	$808	$58
Additions	37,379	—	—
Exercise or conversion	(184,182)	—	—
Measurement adjustments	24,215	147	17

Balance-end of the nine months period	$—	$955	$75

Note 11. Earnings (Loss) Per Share

Founders’ Preferred Stock, Series A Convertible Preferred Stock, Series X Convertible Preferred Stock, and unvested Restricted Stock Awards (“RSAs”) are participating securities in periods of income, as the Founders’ Preferred Stock, Series A Convertible Preferred Stock, Series X Convertible Preferred Stock, and unvested RSAs participate in undistributed earnings on an as-if-converted or as-vested basis. However, the Founders’ Preferred Stock, Convertible Preferred Stock, and unvested RSAs do not share in losses. The Company computes earnings per share of common stock using the two-class method required for participating securities and does not apply the two-class method in periods of net loss. Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential common stock outstanding would have been anti-dilutive. The following table sets forth the computation of basic and diluted loss for the nine months (in thousands, except for share and per share amounts):

	Nine Months ended September 30,
	2020	2019

Numerator:
Net loss	$(72,227)	$(76,774)
Deemed dividend attributable to BCF	(6,247)	(5,282)

Net loss attributable to common shareholders	$(78,474)	$(82,056)

Denominator:
Weighted average Common shares outstanding- Basic	9,510,996	8,676,669

Dilutive effect of potential common shares	—	—

Weighted average Common shares outstanding- Diluted	9,510,996	8,676,669

Net loss per shares attributable to Common shareholders-Basic and Diluted	$(8.25)	$(9.46)

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock for the periods presented because including them would have been antidilutive:

	Nine Months ended September 30,
	2020	2019

Warrants	444,023	71,281
Stock options	1,199,974	148,988
Restricted Stock	161,549	542,610
Series A Convertible Preferred Stock	6,956,100	6,956,100
Series X Convertible Preferred Stock	1,251,971	—
Founders Preferred Stock	1,922,600	1,922,600

Total	11,936,217	9,641,579

Note 12. Stock-based Compensation

The Company maintains the 2015 Stock Plan (the “2015 Plan”) under which incentive stock options, non-qualified stock options, and restricted stock may be granted to employees and non-employee consultants. Under the 2015 Stock Plan, as of September 30, 2020 the Company is authorized to issue of a maximum number of 3,083,105 shares of common Stock.

Stock Options

Under the terms of the 2015 Plan, incentive stock options must have an exercise price at or above the fair market value of the stock on the date of the grant, while non-qualified stock options are permitted to be granted below fair market value of the stock on the date of grant. Stock options granted have service-based vesting conditions only. The service-based vesting conditions vary, though typically, stock options vest over four years with 25% of stock options vesting on the first anniversary of the grant and the remaining 75% vesting monthly over the remaining 36 months. Option holders have a 10-year period to exercise the options before they expire. Forfeitures are recognized in the period they occur. During the nine months ended September 30, 2020, 921,721 stock options were granted.

The fair value of stock option awards was determined on the grant date using the Black-Scholes valuation model based on the following assumptions:

	9/30/2020	12/31/2019
Expected term (years) (1)	5.96 — 6.02	5.27 — 6.02
Common stock (price per share)	$22.80 —$ 76.93	$17.38 —$ 22.80
Expected volatility (2)	49.3% — 51.9%	44.6% — 49.3%
Risk-free interest rate (3)	0.4% — 1.8%	1.6% — 1.9%
Dividend yield (4)	0%	0%

(1)

The expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern.

(2)	Volatility, or the standard deviation of annualized returns, was calculated based on comparable companies’ report volatilities.
(3)	Risk free rate was obtained from US treasury notes for the expected terms noted as of the valuation date.
(4)	The Company has assumed a dividend yield of zero as they have no plans to declare dividends in the foreseeable future.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights and preferences of preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions.

A summary of the Company’s stock option activity for nine months ended September 30, 2020 is as follows:

	Number of Common Stock options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding as of December 31, 2019	365,938	$22.73	9.76	$22
Granted	921,721	22.73	—	—
Exercised	—		—	—
Forfeited	(87,685)	22.73	—	—
Expired	—	—	—	—

Outstanding as of September 30, 2020	1,199,974	$22.73	9.32	$141,657

Vested and exercisable as of September 30, 2020	59,538	$22.73	9.06	$7,028

Vested and expected to vest as of September 30, 2020	1,199,974	$22.73	9.32	$141,657

The compensation cost for options recognized for the nine months ended September 30, 2020 and 2019 was $2.2 million and $0.05 million, respectively

As of September 30, 2020, the Company had $12.5 million of unrecognized stock-based compensation expense related to the stock options. This cost is expected to be recognized over a weighted-average period of 2.13 years.

Restricted Stock

Prior to June 30, 2019, the Company granted restricted stock awards to employees and non-employee consultants. Recipients purchased the restricted stock on the grant date and the Company has the right to repurchase the restricted shares at the same price recipients paid to obtain those shares. The restrictions lapse solely based on continued service, and generally lapse over 4 years—25% on the first anniversary of the date of issuance, and the remaining 75% monthly over the remaining 36 months. At the grant date of the award, recipients of restricted stock are granted voting rights and receive dividends on unvested shares. No restricted stock awards have been granted after June 30, 2019.

In June 2015, the Company issued 6,519,750 and 960,000 restricted stock awards to the Chief Executive Officer and two of the other individuals, respectively. The restrictions lapse 25% on the first anniversary of the date of issuance, and the remaining 75% monthly over the remaining 36 months. At the grant date of the award, the fair value of the award was nominal, and accordingly, no stock-based compensation was required to be recognized in the financial statements. The recipients of restricted stock have voting rights and receive dividends on these unvested shares. These restrictions lapsed on June 18, 2019.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Employee restricted stock activity for the nine months ended September 30, 2020 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2019	458,257	$10.92
Granted	—	—
Forfeited	(113,776)	11.37
Vested	(183,556)	10.45

Outstanding as of September 30, 2020	160,925	$13.88

The total fair value of restricted stock that vested during the nine months ended September 30, 2020 and 2019 was $1.6 million and $2 million, respectively. The compensation cost for restricted stock recognized for the nine months ended September 30, 2020 and 2019 was $2.4 million and $1.8 million, respectively.

As of September 30, 2020, the Company had $2.2 million of unrecognized stock-based compensation expense related to the restricted stock. This cost is expected to be recognized over a weighted-average period of 1.49 years.

Non-employee awards

The restricted stock disclosures above do not include non-employee awards. Non-employee awards vest over time based on service conditions similar to those of employees. Prior to adoption of ASU 2018-07 on January 1, 2019 the Company accounted for the non-employee awards in accordance with ASC 505-50 and remeasured the fair value of restricted stock each reporting period until the performance completion date. The total fair value of restricted stock for non-employees that vested during the nine months ended September 30, 2020 and 2019 was immaterial. The compensation cost for restricted stock recognized for the nine months ended September 30, 2020 and 2019 was immaterial.

As of September 30, 2020, the Company had $ 9,623 of unrecognized stock-based compensation expense related to the restricted stock. This cost is expected to be recognized over a weighted-average period of 1.35 years.

Non-employee restricted stock activity for the nine months ended September 30, 2020 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2019	1,999	$17.61
Granted	—	—
Exercised	—	—
Forfeited	—	—
Vested	(1,375)	17.61

Outstanding as of September 30, 2020	624	$17.61

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Compensation expense

Total stock-based compensation expense by function was as follows (in thousands):

	Nine Months ended September 30,
	2020	2019
Cost of sales	$237	$69
Research and development	1,608	616
Sales and marketing	334	107
General and administrative	2,531	1,064

Total	$4,710	$1,856

Volvo Stock Purchase Warrant

On March 20, 2020, the Company issued a stock purchase warrant to Volvo Car Technology Fund AB (“VCTF”) in connection to the engineering services contract. VCTF is entitled to purchase from the Company up to 300,000 shares of Series A Convertible Preferred Stock of the Company, par value $0.00001 per share, at a price of $43.3039 per share. The warrant vests and becomes exercisable in two tranches depending on satisfaction of certain commercial milestones. The fair value of warrants aggregating $2.9 million represent consideration payable to a customer and would be recognized as reduction in revenue consistent with the revenue recognition pattern in subsequent revenue contracts when these warrants become probable of getting vested.

Note 13. Retirement Plan

Through September 30, 2019, a subsidiary of the Company, (Black Forest Engineering (“BFE”)) had a Simplified Employee Pension (“SEP”) defined-contribution savings plan. This plan covered all full-time employees that have been employed at least two of the immediately preceding five years and are over 21 years old. The company provided contributions of up to 15% of each participant’s gross salary, yearly. During the nine months ended September 30, 2019, the Company’s contributions were $135,000. The Company discontinued the SEP plan after June 30, 2019.

Note 14. Income Taxes

The effective tax rate was zero percent and zero percent for the nine months ended September 30, 2020 and September 30, 2019, respectively. The effective tax rate for nine month ended September 30, 2020 differs significantly from our statutory tax rate of 21%, primarily due to the Company’s full valuation allowance position and the change in fair value of the warrant liabilities, which are not deductible. The effective tax rate for nine-months ended September 30, 2019 differs significantly from our statutory tax rate of 21%, primarily due to the Company’s full valuation allowance position and SAFE Note losses, which are not deductible.

Note 15. Commitments and Contingencies

Leases

The Company leases manufacturing equipment under non-cancelable capital leases expiring at various dates through August 2023. Amortization expense for the capital lease assets was $106,000 and $13,000 for the nine months ended September 30, 2020 and September 30, 2019, respectively, and was included in depreciation expense.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company also leases office and manufacturing facilities under non-cancelable operating leases expiring at various dates through September 2024. Rent expense related to operating leases was $4.2 million and $4.5 million for the nine months ended September 30, 2020 and September 30, 2019, respectively.

As of September 30, 2020, future minimum lease payments under all noncancelable capital and operating leases with an initial lease term in excess of one year were as follows (in thousands):

	Capital Leases	Operating Leases
2020	$72	$1,237
2021	278	4,952
2022	187	5,428
2023	19	3,992
2024	—	746
Thereafter	—	—

Total minimum lease payments	$556	$16,355

Less: amount representing interest	59

Long-term capital lease obligations as of September 30, 2020	$497

The Company purchases services and goods from a variety of suppliers in the ordinary course of business. Purchase obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. The Company had purchase obligations primarily for purchases of inventory, research and development, and general and administrative activities totaling $4 million as of September 30, 2020, which is expected to be received within a year.

General litigation

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimate, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates.

Supplier Contract

On May 2, 2018, in order to manage manufacturer lead times and meet product forecasts, the Company committed to purchase certain components aggregating to $2.6 million. On August 14, 2020, to avoid possible losses due to technological obsolescence, the Company negotiated with the supplier a release from its obligation to purchase its components by agreeing to pay $1.1 million. The Company has recognized this amount in cost of goods sold in the condensed consolidated statement of operations for the nine months ended September 30, 2020.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 16. Segment, Geographic and Customer Concentration Information

Reportable segments include Autonomy Solutions and Other Component Sales. These segments reflect the way the Company’s chief operating decision-maker (“CODM”) evaluates the Company’s business performance and manages its operations. Each segment has distinct product offerings, customers, and market penetration. The Chief Executive Officer is the CODM of the Company.

Autonomy Solutions

This segment manufactures and distributes commercial lidar sensors that measures distance using laser light to generate a highly accurate 3D map for automotive mobility applications. This segment is impacted by trends in and the strength of the autonomous vehicles and associated infrastructure/technology sector.

Other Component Sales

This segment is in the business of development of ultra-sensitive pixel-based sensors. This segment also designs, tests, and provides consulting services for non-standard integrated circuits that are essential for systems to meet the requirement of customers. This segment is impacted by trends in and the strength of automobile and aeronautics sector as well as government spending in military and defense activities.

The accounting policies of the operating segments are the same as those described in Note 1. Segment operating results and reconciliations to the Company’s consolidated balances are as follows (in thousands):

Nine Months ended September 30, 2020
	Autonomy Solutions	Other Component Sales	Total reportable segments	Eliminations (1)	Total Consolidated
Revenue:
Revenues from external customers	$9,587	$1,932	$11,519	$—	$11,519
Revenues from internal customer	639	2,544	3,183	(3,183)	—

Total Revenue	$10,226	$4,476	$14,702	$(3,183)	$11,519

Depreciation and amortization	$1,825	$104	$1,929	$—	$1,929
Operating profit (loss)	(56,673)	192	(56,481)	—	(56, 481)
Other significant items:
Segment assets	191,778	2,979	194,757	(3,304)	191,453
Inventory	2,912	9	2,921	—	2,921

Nine Months ended September 30, 2019
	Autonomy Solutions	Other Component Sales	Total reportable segments	Eliminations (1)	Total Consolidated
Revenue:
Revenues from external customers	$4,373	$2,430	$6,803	$—	$6,803
Revenues from internal customer	—	2,184	2,184	(2,184)	—

Total Revenue	$4,373	$4,614	$8,987	$(2,184)	$6,803

Depreciation and amortization	$1,577	$135	$1,712	$—	$1,712
Operating profit (loss)	(45,235)	267	(44,968)	—	(44,968)
Other significant items:
Segment assets	73,119	2,315	75,434	(2,779)	72,655
Inventory	4,742	—	4,742	—	4,742

1.	Represent the eliminations of all intercompany balances and transactions during the period presented.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

For the nine months ended September 30, 2020, Sweden and United States accounted for more than 10% of Company’s total revenues. For the nine months ended September 30, 2019, the United States was the only country that accounted for more than 10% of the Company’s total revenues. For the nine months ended September 30, 2020 one customer accounted for 64% of the Company’s total revenues. For the nine months ended September 30, 2019, three customers accounted for 27%, 14% and 10%, respectively, of the Company’s total revenues.

Note 17. Related Party Transactions

Contractor Fees

In August 2018, the Company entered into an agreement for real estate advisory services with an entity of which the Company’s senior advisor and a relative of the Company’s Chief Executive Officer is a managing principal. The Company paid $43,000 and $0 for the nine months ended September 30, 2020 and 2019, respectively.

Related Party Payable

In February 2017, BFE entered into a five-year lease agreement with BFE Leasing LLC, a related party. Under the lease agreement, BFE leases approximately eight thousand square feet of office space in Colorado Springs, Colorado. As of September 30, 2020, future minimum lease payments total $97,000 related to this facility. Rent expense was $77,000 and $74,000 for the nine months ended September 30, 2020 and September 30, 2019, respectively.

Note 19. Subsequent Events

In preparing the unaudited consolidated financial statements, the Company has evaluated subsequent events through December 7, 2020.

Issuance of additional Series X preferred stock

The Company has issued an additional 102,101 shares of Series X preferred stock for gross proceeds of $13.86 million.

Business Combination

Pursuant to the merger agreement described in Note 1, on December 2, 2020, the Company was merged with and into a subsidiary of Gores Metropoulos, Inc., a Delaware corporation (“Gores”), a special purpose acquisition company (the “Business Combination”), and became a wholly-owned subsidiary of Gores. Gores changed its name to Luminar Technologies, Inc., and the subsidiary changed its name to Luminar Holdco, LLC (“Luminar”).

Luminar’s merger with a subsidiary of Gores is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

Pursuant to the Merger Agreement, the aggregate consideration to be paid to Luminar stockholders in connection with the business combination (excluding any potential earn out consideration), is expected to be 218,818,037 shares of Class A common stock and 105,118,203 shares of Class B common stock (or options or warrants therefor) with an implied value (based on an assumed value of $10.00 per share), equal to approximately $2,943 million, plus an aggregate amount of approximately $13.9 million, being the amount of additional capital in excess of $170,000,000 that was raised by Luminar pursuant to the Series X financing prior to the closing of the business combination.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In addition, Luminar Stockholders will also be entitled to receive a number of additional earn-out shares in the form of Class A common stock (with respect to Luminar Stockholders’ Luminar Class A common stock and Class B common stock (with respect to Luminar Stockholders’ Luminar Class B common stock) of up to, in the aggregate, a number of shares (which for purposes of these unaudited pro forma condensed combined financial statements is estimated to equal 25,818,749) equal to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to outstanding rollover options and assumed warrants in each case, as of the closing of the Business Combination.

There are six distinct tranches of earn out shares, each of which will be issued if the volume weighted average closing sale price of one share of Class A Stock for a period of at least 20 days out of 40 consecutive trading days is greater than or equal to the price specified for such tranche in the Merger Agreement during the period beginning on the date that is six months following the closing of the Business Combination and ending on the fifth anniversary of such date (“Earn Out Period”). If the earn out condition is achieved for a tranche, the Company will account for the earn out shares for such tranche as issued and outstanding Class A Stock and Class B Stock.

Collaboration Agreement

On October 30, 2020, the Company released a press release announcing that it had entered into a strategic partnership with the world’s largest commercial vehicle manufacturer, and certain of its U.S. subsidiaries to enable high automated trucking, starting on highways. The vehicle manufacturer and the Company are collaboratively pursuing a common goal of bringing series-produced highly automated trucks (SAE Level 4) to roads globally. The teams intend to work closely together in order to enhance lidar sensing, perception, and system-level performance for the manufacturer’s trucks moving at highway speeds.

On November 20, 2020 the Company entered into an agreement with an entity to supply Lidar sensors for the entity’s autonomous vehicle solutions. As part of this agreement the entity and the Company will collaborate to incorporate Company’s sensors in the entity’s pilot and driverless fleet in key markets around the world.